Exhibit 10.6

EMPLOYMENT AGREEMENT

                This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the first day of September, 2004, (the “Effective Date”) by and between Osiris Therapeutics, Inc., a Delaware corporation (the “Company”), and Harry Carmitchel, (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein from and after September 1, 2004; and

WHEREAS, the board of directors of the Company (the “Board”) has approved and authorized the entry into this Agreement with the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.         Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.         Term. The initial term of employment under this Agreement shall be for a three-year period commencing on the date hereof (the “Initial Term”). The term of employment shall be automatically renewed for an additional consecutive 12-month period (the “Extended Term”) as of the third and every subsequent anniversary of the date hereof, unless and until either party provides written notice to the other party in accordance with Section 11 hereof not less than 90 days before such anniversary date that such party is terminating the term of employment under this Agreement, which termination shall be effective as of the end of such Initial Term or Extended Term, as the case may be, or until such term of employment is otherwise terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” The parties’ obligations under Sections 6, 8, 9, and 10 hereof shall survive the expiration or termination of the Employment Period.

3.         Position and Duties. The Executive shall initially serve as Chief Operating Officer during the Employment Period. As such, the Executive shall render executive policy and other management services to the Company of the type customarily performed by persons serving in a similar, officer capacity, and shall perform the other duties and objectives as the CEO may determine from time to time. The Executive shall report to the CEO.  Objectives of the Executive may be amended by the CEO from time to time.  The Executive shall devote the sufficient efforts and working time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.

The Executive is permitted a maximum of 5 days per month, during which time he may tend to other pre-established business relationships outside of Osiris.

4.         Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be at the rate of USD 150,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board. When the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the next 12-month period. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect during the Employment Period. The Base Salary shall be payable semimonthly or in such other installments as shall be consistent with the Company’s payroll procedures.

(b) Bonus. At the discretion of the Board, the Executive may be eligible to earn a bonus in the amount of USD of up to 18,000 for the year 2004, which payments shall be based on mutually agreed performance targets.  The Executive may further be eligible to a bonus in the amount of USD 40,000 for the year 2005, which payments shall be based and dependent on mutually agreed performance targets.

(c) Benefits. During the Employment Period, the Executive will be entitled to such other benefits approved by the Board and made available to employees generally. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers or from effecting modifications in insurance coverage or other employee benefits that impact Executive.

(d) Vacation: Holidays. The Executive shall be entitled to all public holidays observed by the Company and per Company policy as determined by the Board and fifteen vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times so as not to negatively impact the operations of the

Company. A maximum of 10 unused vacation days may be carried over for twelve months after the year in which they accrue.

(e) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

(f) Equity. Upon the effective date of the Agreement, the Executive shall be granted 400,000 options to purchase Company common stock at USD .10 per share, as determined in the sole discretion of the Board. The options shall vest ratably, one-fourth on each anniversary of the Effective Date for four consecutive years until fully vested.   The Executive shall further be granted 100,000 options to purchase Companies common stock at USD .10, upon meeting certain milestones set in mutual agreement by the Company and the Executive.  Upon mutual agreement of the Board and the Executive, stock grants or similar instruments may be substituted in place of stock options.  In any event, all unvested shares will vest immediately upon a “Change of Control”, of the Company as defined below.

(g) Relocation.  The Company will reimburse or advance all reasonable and necessary costs and expenses associated with the relocation of Executive and his family from Virginia to the Baltimore, Maryland area to include: incurred closing costs, real estate commissions, and packaging, moving, and temporary storage services.  Such reimbursements will take into account the tax consequences of any non-deductible monies, such that all reimbursements or items of imputed income will also include monies sufficient to cover the state and federal tax liabilities associated with such payments (i.e., these payments will be “grossed-up”), and such reimbursements shall be made within thirty (30) days of the presentment of invoices for same or advanced where appropriate, not more that USD 75,000.

During the transition period of Executive’s move from Virginia to Maryland, the Company shall also provide, for a period of up to six (6) months the following temporary executive housing and travel reimbursements and advances: (i) temporary executive housing in the Baltimore area; (ii) transportation costs between Virginia and Baltimore.

5.         Expenses.  The Executive’s expenses incurred in the performance of his duties hereunder, including the costs of travel, and similar business expenses incurred shall be reimbursed by the Company promptly in accordance with Company expense policies upon periodic presentation by the Executive of an itemized account of such expenses, with appropriate documentation, which shall be reviewed by the audit committee from time to time at its discretion.

6.                        Confidentiality: Work Product.

(a) Information. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and its Subsidiaries during the course of the Executive’s performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) are the property of the Company and its Subsidiaries, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Subsidiaries of which the Executive becomes aware during such period. Therefore, the Executive agrees that he will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive’s own account or the account of any other Person, any of such information, observations or data without the Board’s consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Subsidiaries. The Executive agrees to deliver to the Company at the termination of the Executive’s employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Subsidiaries and their predecessors (including, without limitation, all acquisition prospects, lists, customer and contact information) which the Executive may then possess or have under the Executive’s control.

(b) Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Subsidiaries that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors (“Work Product”) belong to the Company and the Executive hereby assigns, and agrees to assign, all of the above to the Company. Any copyrightable work prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to the Company all right, title and interest, including without limitation, copyright in and to such copyrightable work. The Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.                        Termination of Employment.

(a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period without any breach of this Agreement only under the following circumstances:

(i)      Death. The Executive’s employment hereunder shall terminate upon the executive’s death;

(ii)                    By the Company.   The Company may terminate the Executive’s employment:

(A)           for the failure of Executive to satisfactorily perform the duties and the tasks of the office held by the Executive as reasonably determined by the Board, and such failure is not cured within 30 days after the Executive receives specific written notice thereof from the Board; or

(B) for Cause; or

(iii)    By the Executive.   The Executive may terminate employment for Good Reason.

(b) Termination.  Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. Termination of the Executive’s employment shall take effect on the Date of Termination.

8.      Compensation Upon Termination.

(a)  Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement.

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s disability pursuant to Section 7(a)(ii)(A) hereof, the Company shall pay to the Executive, the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement; provided, that payments so made to the Executive during any period that the Executive is unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any such payment.

(c) By the Company with Cause or by the Executive without Good Reason. If the Company terminates the Executive’s employment during the Employment Period for Cause pursuant to Section 7(a)(ii)(C) hereof or if the Executive voluntarily terminates the Executive’s employment during the Employment Period other than for Good Reason, the Company shall pay the Executive the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which Executive is entitled as of the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement.

(d) By the Company due to Lack of Performance. If the Company terminates the Executive’s employment during the Employment Period due to Lack of Performance pursuant to Section 7(a)(ii)(B) hereof, the Company shall pay the Executive in a lump sum (A) the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, and (B) an aggregate amount equal to three months of the Executive’s annual Base Salary, payable in a lump sum within 30 days from the Date of Termination, plus all medical, life, and disability benefits, if any, Executive had been receiving immediately preceding the termination for the six-month period following the Date of Termination (the “Severance Period”), provided such medical, life, and disability benefits shall be subject to the mitigation obligations in Section 8(e) below (the “Severance Payments”), and the Company shall have no further obligations to the Executive under this Agreement. (NOTE:Need to talk about the disability payments if you wish to leave this section….not possible with the current plan structure.)

(e) By the Company without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment during the Employment Period other than for Cause, Lack of Performance, disability or death pursuant to Section 7(a)(i) or (ii) hereof, or the Executive terminates his employment during the Employment Period for Good Reason pursuant to Section 7(a)(iii) hereof, the Company shall pay the Executive in a lump sum (A) the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, and (B) an aggregate amount equal to six months of the Executive’s Base Salary, payable in a lump sum within 30 days from the Date of Termination, plus all medical, life, and disability benefits, if any, Executive had been receiving immediately preceding the termination for six months period following the Date of Termination (the “Severance Period”), provided such medical, life, and disability benefits shall be subject to the mitigation obligations in Section 8(e) below (the “Severance Payments”), and the Company shall have no further obligations to the Executive under this Agreement.

(f) Mitigation. The Company’s obligation to continue to provide the Executive with medical, life, and disability benefits pursuant to Section 8(d) and (f) above shall cease if the Executive becomes eligible to participate in benefits similar to those provided under this Agreement as a result of the Executive’s subsequent employment, whether as part of an organization or as an independent consultant, during the period that the Executive is entitled to receive such benefits.

(g) Release. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable employee benefit plan, the Severance Payments set forth above shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

(h) Effect on other Benefits. Except as specifically provided in this Agreement, no compensation or other benefits are guaranteed beyond the Date of Termination or termination of this Agreement.

9.    Noncompetition and Nonsolicitation.

(a) Noncompetition. The Executive acknowledges that in the course of his employment with the Company and its Subsidiaries, he has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Subsidiaries, that the Executive’s services will be of special, unique and extraordinary value to the Company and its Subsidiaries and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depend substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, during the Employment Period and any Severance Period, although in no event less than two (2) years from the Date of Termination, so long as Severance Payments are made or have been made in accordance with this Agreement (the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing with the Business of the Company or its Subsidiaries in any country where the Company or its Subsidiaries conducts business, or plans to conduct business, provided such plans have been communicated to Executive. For purposes of this Section 11, the “Business” shall mean all commercial or therapeutic use that involves mesenchymal stem cells (MSCs) or cells substantially similar to mesenchymal stem cells, that is, a homogeneous population of cells that can differentiate along more than one connective tissue lineage as long, regardless of the source; all commercial efforts to deliver or improve the delivery of MSCs for therapeutic purposes; all commercial efforts that would seek to enhance the endogenous in vivo population of MSCs in the body by pharmaceutical or chemical means; any other effort to commercially compete with Osiris to which the Executive has confidential knowledge.  (to cover hiring, business partnerships, vendor relationships, etc.).  Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to Company, that Executive has sufficient assets and skills to provide a livelihood for himself while such covenant remains in force.

(b) Nonsolicitation. During the Employment Period and for two (2) years following the Date of Termination, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way willfully interfere with the relationship between the Company or any Subsidiary and any employee thereof or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.

(c) Revision of Restrictions. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

10. Enforcement. The Executive acknowledges that the restrictions imposed on him by Section 6(a), 6(b) and 9 are reasonable and necessary, in view of the nature of the Company’s business, the nature of the services to be provided by the Executive and the Executive’s access to confidential information of the Company, to protect the legitimate interests of the Company and that any breach or threatened breach of any provision thereof will cause irreparable injury to the Company and that money damages will not provide an adequate remedy therefore. Therefore, in the event a breach or threatened breach by the Executive of any provision of Section 6(a), 6(b) or 9, the Company shall be entitled to obtain from any court of competent jurisdiction, in addition to any and all other rights and remedies existing in its favor, an order of specific performance and/or preliminary or permanent injunctive relief in order to enforce, or prevent any violations of, such provision (without posting a bond or other security).

11. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)	If to the Company;

Osiris Therapeutics, Inc.
2001 Aliceanna St.
Baltimore, MD 21231
ATTN: CEO
Fax: 410-563-0794

(b)	If to the Executive:

Harry Carmitchel
2108 Piper Way
Keswick, Virginia 22947

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 8, 9, and 10 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributes of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale or other transfer of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

15. Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16. Amendment: Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach- or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a pan of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof

18. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof), and the parties irrevocably consent to the personal jurisdiction of the state and federal courts in Delaware.

19. Entire Agreement: Agreement Replaced. This Agreement constitutes the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

21. Attorney’s Fees. In the case of a formal dispute hereunder brought in any forum of competent jurisdiction, the prevailing party shall be entitled to recover from the non-prevailing party, all reasonable legal fees, and expense and costs incurred in connection with such dispute, including any appeal therefrom.

22. Furtherance of Agreement. Executive agrees to execute any documents or take any other actions reasonably necessary or otherwise requested by Company to effectuate the intent of all provisions under this Agreement.

23.                    Definitions.

“Agreement” means this Employment Agreement.

“Base Salary” is defined in Section 4(a) above.

“Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Board” means the board of directors of the Company.

“Business” is defined in Section 9 above.

“Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or (iv) any breach of a material Section of this Agreement.

“Change of Control” means if Friedli Corporate Finance and its affiliates control less than 33% of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” means Osiris Therapeutics, Inc., its subsidiaries, affiliates, and its successors and assigns.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s disability pursuant to Section 7(a)(ii)(A) hereof, the effective date of Notice of Termination; (iii) if the Executive’s employment is terminated by the Company for Lack of Performance pursuant to section 7(a)(ii)(B), or for Cause pursuant with section 7(a)(ii)(C) hereof or by the Executive for Good Reason pursuant to section 7(a)(iii) hereof, the date specified in the Notice of Termination; or (iv) if the executive’s employment is terminated during the Employment Period other than pursuant to section 7(a), the date on which the notice of Termination is given.

“Effective Date” means September 1, 2004.

“Employment Period” is defined in Section 2 above.

“Executive” means Harry Carmitchel

“Extended Term” is defined in Section 2 above.

“Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the scope of the Executive’s responsibilities and duties; or (iii) in the absence of a written agreement between Company and Executive, a material reduction in Executive’s base pay or incentive compensation.

“Initial Acquirer” means any individual, or entity organized under the laws of any jurisdiction for the purpose of investing in securities of entities engaged in the Business.

“Initial Term” is defined in Section 2 above.

“Lack of Performance” means the failure of Executive to satisfactorily perform the duties and the tasks of the office held by the Executive as reasonably determined by the Board, and such failure is not cured within 30 days after the Executive receives specific written notice thereof from the Board.

“Noncompete Period” is defined in Section 9(a) above.

“Notice of Termination” is defined in Section 7(b) above.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Severance Payments” is defined in Section 8(d), (e) above.

“Severance Period” is defined in Section 8(d), (e) above.

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

“Work Product” is defined in Section 6(b) above.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

Osiris Therapeutics, Inc.

By:	/s/ C. Randal Mills

Name: C. Randal Mills

Title: President & CEO

Date:	November 2nd 2004

The Executive:

/s/ Harry Carmitchel
Harry Carmitchel

Date:	11/2/04

[OSIRIS THERAPEUTICS, INC. LETTERHEAD]

April 1, 2005

Amendment to Employment Agreement for Harry Carmitchel

Section 4.g allowed for relocation reimbursements totaling not more than USD 75,000.  The agreement will be amended to permit the executive to use the relocation assistance toward his temporary living expenses.  In no event shall these expenses exceed USD 75,000.

The undersigned have duly executed this Amendment, or have caused this Amendment to be duly executed on their behalf, as of the day and year hereinabove written.

Osiris Therapeutics, Inc.

By:	/s/ C. Randal Mills
C. Randal Mills
President & CEO

Date:	5/2/05

Executive:

/s/ Harry Carmitchel
Harry Carmitchel

Date:	5/2/05